Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(510) 505-4509
	(510) 505-4315	katie.loughnot@ros.com

ROSS STORES REPORTS AUGUST SALES

AND ANNOUNCES DEVELOPMENT OF NEW CONCEPT

Newark, California, September 4, 2003 - Ross Stores, Inc. (ROST) today reported sales of $315 million for the four week period ended August 30, 2003, a 13% increase above the $279 million in sales for the four weeks ended August 31, 2002.   Comparable store sales for the same period grew 2% on top of a 6% increase in the prior year.

For the seven months through August 30, 2003, sales were $2.160 billion, a 9% increase above the $1.975 billion in sales for the prior year’s comparable period ended August 31, 2002.  Comparable store sales for the same period declined 1% versus a 9% gain in the prior year.

Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased to report that August sales performed in line with our expectations on top of solid gains in the prior year.   Business during the month benefited from ongoing strength in Home, Accessories, Juniors and Ladies Large Sizes.  Geographic trends also remained relatively broadbased.  As a result, we continue to forecast same store sales gains of 4% to 5% in September, 2% to 3% in October and 3% to 4% in the fourth quarter.”

On another topic, Mr. Balmuth said, “We are also pleased to announce the development of a new off-price concept that targets the needs of lower-income households, the fastest growing demographic market in the country.  This new business will have similar merchandise departments and categories to that of Ross, but feature a different mix of brands, consisting of mostly moderate and discount store labels at lower average price points.  The store prototype is planned to be about 25,000 gross square feet located in established strip shopping centers in densely populated urban and suburban neighborhoods.  Our goal is to open 10 initial locations on the west coast during the second half of 2004, in addition to the 12% unit growth planned for Ross.  We will closely monitor early merchandise trends and operational issues, fine-tuning this new concept as it evolves over the next few years.”

Mr. Balmuth continued, “We are excited about this as yet unnamed new format, which will leverage the significant off-price expertise we have gained over the past 21 years successfully serving the needs of the middle-income customer.  With 562 stores in 25 states, there continue to be numerous future expansion opportunities for Ross, which will remain the primary growth vehicle for the Company.  Ultimately, we believe the country can support approximately 1,500 Ross locations.”

Mr. Balmuth concluded, “Strong cash flows from our existing business are expected to enable the Company to internally finance the planned roll-out of Ross Dress For Less into a national chain over the next several years and to fund this new concept, while continuing to achieve our objective of 15% or better annual earnings per share gains over the long term.”

Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 402-220-5900, PIN #2363, from 8:30 a.m. eastern time on September 4, 2003 through 8:00 p.m. eastern time on September 5, 2003.  A transcript of these comments also will be made available on the press release page of the Company’s web site at www.rossstores.com.

Forward-Looking Statements:  This press release contains certain forward-looking statements which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “goal,” “objective” and similar expressions identify forward-looking statements. Risk factors include obtaining acceptable new store locations, competitive pressures in the apparel industry, changes in general economic conditions, changes in the level of consumer spending on or preferences in apparel or home-related merchandise, the Company’s ability to successfully implement various new supply chain and merchandising systems in a timely and cost effective manner, unseasonable weather trends, and greater than planned operating costs.   Other risk factors are detailed in the Company’s Form 10-K for fiscal 2002.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. operates a chain of off-price retail stores offering first quality, in-season, branded apparel and apparel-related merchandise for the entire family at prices that average 20% to 60% less than department and specialty stores, as well as merchandise for the home at similar savings.  The Company had 562 stores at August 30, 2003, compared to 497 stores at the end of the same period last year.

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